Exhibit (g)(1)(xi)

March __, 2017

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Re:	Form of Amendment to the Custodian Agreement, dated as of August 1, 1991, by and among GMO Trust, on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (“State Street Bank”) (as successor by merger to Investors Bank & Trust Co. (“IBT”)), as amended (the “Custodian Agreement”), and the Amended and Restated Delegation Agreement, dated as of June 29, 2001, by and between State Street Bank (as successor by merger to IBT) and GMO Trust, on behalf of certain of its series of the Trust, as amended (the “Delegation Agreement”)

Ladies and Gentlemen:

GMO Trust hereby notifies you that it has established one additional series of shares, namely, GMO Climate Change Fund (the “New Fund”). The Trust (as defined in each of the Custodian Agreement and the Delegation Agreement) desires that you serve as (i) custodian of the assets of the New Fund under the terms of the Custodian Agreement and (ii) delegate with respect to the assets of the New Fund under the terms of the Delegation Agreement.

If you agree to so serve as custodian and delegate for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under each of the Custodian Agreement and Delegation Agreement. This letter agreement shall constitute an amendment to the Custodian Agreement and the Delegation Agreement and, as such, a binding agreement among the Trust, GMO (only in the case of the Custodian Agreement) and you in accordance with its terms.

Furthermore, please sign below to reflect your agreement to amend Schedule A to each of the Remote Access Services Agreement, dated as of August 5, 2015, and the Funds Transfer and Transaction Operating Guidelines Agreement, dated as of November 4, 2008, each by and among State Street Bank and the Trust on behalf of each of its series listed on Schedule A thereto, in order to add the New Fund to each such Schedule A.

The New Fund will provide five business days’ notice to State Street Bank prior to the commencement of the New Fund’s operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees

State Street Bank and Trust Company	March __, 2017

or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Sincerely,
GMO TRUST

By: _____________________
Name: Douglas Y. Charton
Title: Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By: _____________________
Name: J.B. Kittredge
Title: General Counsel
Reviewed by: _____________________

The foregoing is hereby

accepted and agreed.

STATE STREET BANK AND TRUST COMPANY

By:   _____________________

Name: Andrew Erickson

Title: Executive Vice President

This instrument is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

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